INTEGRATION UPDATE                              [NEBS LOGO] [DELUXE LOGO]


                                    Issue #4
                       Special Issue on the Tender Offer
                                  June 3, 2004

Over the weekend, NEBS employees who hold shares of NEBS stock either in the NEBS 401(k) Plan or as individual shareholders received an investor package describing Deluxe's offer to purchase NEBS stock. This Integration Update focuses on the most frequently asked questions about this investor package.

What is a tender offer?
     A tender offer is an offer made to a company's shareholders to buy their shares at a certain price. In our case, Deluxe is offering to buy NEBS shares at $44.00/share.

What does it mean to tender my shares?
     If you tender your shares, that means that you are giving Deluxe the opportunity to purchase your shares for $44.00/share, subject to the satisfaction of all the conditions of the tender offer.

What happens to my shares of NEBS stock if I decide to tender them?
     Assuming that regulatory approval is received and all other conditions of the offer are satisfied, including the condition that at least 67% of the shares are tendered, Deluxe will purchase the tendered shares, and tendering shareholders will be paid $44.00/share.

     o If you tendered shares that were in your 401(k) Plan account, the cash proceeds will automatically remain in that account and will be invested in the Fixed Interest Fund.

     o If you tendered shares that were not part of the 401(k) Plan, the cash will be sent either directly to you (if you held the shares in your own name), or to the brokerage account where your NEBS stock was held.

What happens to my shares of NEBS stock if I decide not to tender them?
     Assuming that Deluxe completes the tender offer (see above), your NEBS stock will still convert to $44.00/share after the tender offer is complete.

Can I tender only some of my shares in the 401(k) account?
     No. Your decision whether or not to tender your shares will apply to all of
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     the shares you own in the 401(k) Plan.

Assuming the transaction is completed, will I receive a check for the value of the NEBS stock that is in my 401(k) Plan?
     No. When NEBS stock that is held in the NEBS 401(k) Plan is converted to cash, these proceeds automatically move into the Fixed Interest Fund within the NEBS 401(k) Plan. You can leave the money in that fund or transfer it to another investment fund within the 401(k) Plan at any time.


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How do I know how many shares I have in my 401(k) Plan?
     The NEBS shares that you own in the 401(k) Plan are in the NEBS Stock Fund. You may find out information on your account and your NEBS Stock Fund balance by logging onto www.massmutual.com/retire or by calling MassMutual
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     at 1-800-743-5274. You will be able to access the amount of your NEBS Stock
     Fund balance and the number of units (not shares) in your account. Your recent 401(k) statement provides you with the number of equivalent NEBS shares you had in the NEBS Stock Fund as of March 31, 2004.

     To calculate an estimated number of equivalent shares in your account prior
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     to your next statement, divide your total NEBS Stock Fund account balance by the prior day's closing NEBS stock price. This calculation is an estimate because it does not take into account the small amount of cash in
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     the NEBS Stock Fund.

Do I need to do anything with the dark yellow Letter of Transmittal in the package?
     No. The dark yellow Letter of Transmittal that was only sent to 401(k) Plan participants is for information only and is not to be used to tender shares of NEBS stock held in the 401(k) Plan.

I did not receive an envelope to return my Instruction Form? What should I do?
     401(k) Plan participants should return their white Instruction Forms to:

                  MassMutual Financial Group
                  ATTN: NEBS Tender Offer N-405
                  1295 State Street
                  Springfield, MA 01111

I received an envelope, but it isn't prepaid as the Instruction Form said that it would be.
     The Information Agent for the Offer who is handling the transaction did not plan to include prepaid envelopes. Unfortunately, the reference to a prepaid envelope in the Instruction Form was printed incorrectly. You must add a stamp to the envelope to ensure proper delivery. This is considered personal mail and the Company cannot pay the postage.

Who can I talk to if I have questions about the material that I received on the transaction?
     All shareholders can direct questions and requests for assistance to the Information Agent, Georgeson Shareholder, at 1-800-733-6209.



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                       questions@nebs.com o 978-449-3849